EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Dan Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4400	(208) 368-4400

Web site URL http://www.micron.com

MICRON TECHNOLOGY, INC., ANNOUNCES RETIREMENTS OF DIRECTORS
ROBERT A. LOTHROP AND WILLIAM P. WEBER

BOISE, Idaho, September 29, 2006 – Micron Technology, Inc., (NYSE: MU) Chairman, CEO and President Steve Appleton today announced the retirement of two long-time directors, Robert A. Lothrop and William P. Weber, from the company's board of directors. Mr. Lothrop and Mr. Weber announced that they will not stand for re-election and their resignations will take effect at the close of the 2006 Annual Meeting of Shareholders scheduled for Dec. 5.

Mr. Lothrop was first elected to the company's board of directors in 1986. He served from 1986 through 1992, then from 1994 through the present. Mr. Weber was first elected to the company's board of directors in 1998, following the acquisition by the company of Texas Instruments, Inc.’s memory operations.

“Bob and Pat will be sorely missed by all who worked with them over the years,” said Appleton. “Each of these gentlemen has contributed greatly to the company’s success. We sincerely thank them for their wisdom, guidance and direction while on the board. We wish them well in their future endeavors.”

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking, and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

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